Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Employment Agreement”) is entered into as of February 9, 2017 (the “Effective Date”), by and between Quotient Limited (“Employer”), or such affiliate of Employer as its Chairman of the Board of Directors of the Employer (the “Board”) may designate, and Christopher Lindop (“Executive”) (collectively, the “Parties”).

A. Employer desires assurance of the association and services of Executive in order to retain Executive’s experience, abilities, and knowledge, and is therefore willing to engage Executive’s services on the terms and conditions set forth below.

B. Executive desires to be employed by Employer and is willing to do so on the terms and conditions set forth below.

In consideration of the above recitals and of the mutual promises and conditions in this Employment Agreement, the Parties agree:

1.	Duties and Authority; Obligations.

1.1	Duties. Employer employs Executive as its Chief Financial Officer and Executive accepts such employment. Executive will perform all of the employment duties, responsibilities and job functions consistent with such a management position and such other duties and responsibilities deemed necessary or appropriate by Employer’s Chief Executive Officer (the “CEO”) or the Board of Directors of the Employer (the (“Board”)(collectively, the “Employment Duties”). Executive will exercise the authority consistent with those duties and responsibilities. Such Employment Duties may require the performance of work beyond customary office hours and involve varying work period hours and working conditions.

1.2	Obligations. Executive shall at all times during the Employment Term:

1.2.1	devote the whole of his working time, attention, skill, best efforts and ingenuity to the Employment Duties;

1.2.2	comply fully with, implement and enforce all Employer rules, regulations, policies and procedures from time to time in force;

1.2.3	perform the Employment Duties faithfully and diligently;

1.2.4	follow all lawful and reasonable directions of the CEO or the Board and observe such restrictions or limitations as may from time to time be imposed by the CEO or the Board upon the performance of the Employment Duties;

1.2.5	use best efforts to promote the interests of Employer and not do or willingly permit to be done anything that is harmful to those interests; and

1.2.6	keep Employer’s CEO and the Board fully informed (in writing if so requested) of the conduct of its business and affairs and provide such explanations as the CEO or the Board may require.

2.	Executive’s Compensation, Perquisites and Benefits.

2.1	Compensation. Employer agrees to pay Executive a salary at the rate of three hundred and seventy-five thousand US Dollars ($375,000) per annum beginning as of February 15, 2017 (the “Base Compensation”). The Base Compensation will be paid in monthly installments, and in accordance with Employer’s standard payroll practices. Employer will withhold from compensation all payroll taxes and other deductions required by applicable law or authorized by Executive. The Base Compensation will be reviewed on an annual basis and may be adjusted as determined by the Board in its sole discretion. The first review shall take effect as of June 1, 2018. Executive will not be eligible for overtime pay for work performed outside Employer’s regular business hours.

2.2	Benefits. During the Employment Term, Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans (with matching contributions up to 6% of Executive’s Base Compensation), fringe benefit programs and similar benefits that may be available to other senior executives of Employer, generally on the same terms as such other executives, in each case to the extent that Executive is eligible under the terms of such plans or programs (the “Employee Benefits”). Employer may supply a credit card to Executive to be used solely for expenses incurred in carrying out the Employment Duties in accordance with Section 4 hereof. The card must be returned by Executive to Employer immediately upon request by Employer. Employee Benefits for Executive will be provided at Employer’s expense except for any applicable premium contributions, co-pay obligations and taxes on reportable income applicable to Executive’s participation. Employer may adopt, amend, change, substitute, replace, suspend or terminate any of the Employee Benefits during the Employment Term in its sole discretion.

2.3	Specific Benefits. Without limiting the generality of Paragraph 2.2, Employer shall make available to Executive thirty (30) vacation days per calendar year, and the standard legal holidays for the Executive’s base employment location (“Employment Location”).

2.4	Perquisites. During the Employment Term, Employer will provide to Executive the following perquisite (with its business-related expenses to be paid by Employer):

2.4.1	Use of a cell phone.

2.5	Income Tax – Equalization. Executive will be responsible for filing Executive’s annual Swiss and US tax returns. An external consultant provided for by the Company will assist Executive in their preparation. It is Executive’s obligation to pay his Swiss and, if applicable, US taxes. Employer will reimburse the difference should the total tax (including Swiss Net Worth Tax, if applicable) on Executive’s Quotient income exceed what Executive would have paid if Executive had remained resident in the USA on the basis of Executive’s assignment salary. This excludes company paid net allowances, which require a tax gross up. If Executive earns income from a source other than Quotient during the assignment in Switzerland, the worldwide tax liability on that income will be Executive’s personal responsibility.

2.6	Equity Grants/Bonus Schemes. In the Board’s sole discretion, Executive will be eligible to participate in Employer’s Equity and Bonus Schemes, in accordance with the terms of the plan documents, award agreements, and any notices provided by Employer to Executive, including such terms as set forth on the attached Schedule 1.

3.	Place and Hours of Employment.

Executive’s Employment Location during the Employment Term will be Eysins, Switzerland; provided, however, that Employer may from time to time require Executive to travel and to be at other locations as necessary or required to fulfill Executive’s responsibilities. Executive shall work during Employer’s regular business hours and any additional hours necessary to fulfill the Employment Duties.

4.	Relocation Allowance

During the term of Executive’s employment, Employer will reimburse Employee by way of allowance for necessary, customary and usual living expenses (for example, to cover the cost of accommodation and a motor vehicle) while his Employment Location is in Switzerland (“Relocation Allowance”). The initial Relocation Allowance shall be $120,000 per annum and will be subject to annual review. The Relocation Allowance will be paid in equal monthly installments.

Employer shall reimburse Executive for one business class flight per calendar year for his wife to return to the USA.

In addition, Employer shall meet the reasonable initial relocation costs of Executive up to a total of $50,000 (excluding the cost of flights).

All allowances paid pursuant to this clause shall be grossed up to the extent they are deemed taxable.

5.	Other Expenses.

Employer will reimburse Executive promptly for reasonable, necessary, customary and usual business expenses, including travel, entertainment, parking, business meetings and professional dues incurred during the Employment Term and substantiated in accordance with the policies and procedures established from time to time by Employer.

6.	Executive’s Outside Business Activities.

Except for Executive’s existing role as a non-executive Director of Parexel International Corporation, Executive is expected to devote Executive’s full attention to the business interests of Employer; provided, however, that Executive may devote reasonable time and effort to community and charitable activities and organizations, so long as they do not interfere with performance of the Employment Duties. Executive represents to Employer that Executive has no other outstanding commitments inconsistent with or in conflict with or that may interfere with any of the terms of this Employment Agreement or the services to be rendered under it.

7.	Employer Inventions.

7.1	Definition of Employer Inventions. “Employer Inventions” means all ideas, methodologies, inventions, discoveries, developments, designs, improvements, formulas, programs, processes, techniques, know-how, research and data (whether or not patentable or registerable under patent, copyright a similar statute and including all rights to obtain, register, perfect and enforce those rights), that Executive learns of, conceives, develops or creates alone or with others during Executive’s past, present or future association with or employment by Employer (whether or not conceived, developed or created on behalf of Employer during regular working hours). “Employer Inventions” also includes anything that may be conceived, developed, or created, by Executive, either alone or with others, during Executive’s past, present or future association with or employment by Employer (whether or not conceived developed, or created during regular working hours), and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of Employer or to Employer’s actual or demonstrable anticipated research and development, or that result from any work performed by Executive for Employer.

7.2	Disclosure of Employer Inventions. Whether upon Employer’s request or voluntarily, Executive will promptly disclose to Employer or its designee during Executive’s employment with Employer and for one year thereafter all Employer Inventions that Executive has created, contributed to or knows about, regardless of the nature of that knowledge, and regardless of whether such Employer Invention, or any aspect of such Employer Invention, has been described, committed to writing, or reduced to practice, in whole or part by any other person. At all other times, Executive will treat every Employer Invention as Confidential Information (as defined in and in accordance with Paragraph 13).

7.3	Assignment and Disclosure of Inventions. Executive hereby assigns to Employer all right, title and interest to all Employer Inventions, which will be the sole and exclusive property of Employer, whether or not subject to patent, copyright, trademark or trade secret protection. Executive also acknowledges that all original works of authorship that are made by Executive (solely or jointly with others), within the scope of Executive’s employment with Employer, and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent that any such works, by operation of law, cannot be “works made for hire,” Executive hereby assigns to Employer all right, title, and interest in and to such works and to any related copyrights. The consideration for such assignment and the assistance provided in this Paragraph 7.3 is the normal compensation due Executive by virtue of service to Employer. Executive will also disclose to Employer all inventions made, discovered, conceived, reduced to practice, or developed by Executive, either alone or jointly with others, within six (6) months after the termination of employment with Employer which resulted, in whole or in part, from Executive’s prior employment by Employer. Such disclosures will be received by Employer in confidence to the extent such inventions are not assigned to Employer pursuant to this Paragraph 7.3.

7.4

Additional Instruments. Executive will promptly execute, acknowledge and deliver to Employer all additional instruments or documents that Employer determines at any time to be necessary to carry out the intentions of this Paragraph 7. Furthermore, whether during or after Executive’s employment with Employer. Executive will promptly perform any acts deemed necessary or desirable by Employer, at Employer’s expense, to assist it in obtaining, maintaining, defending and enforcing any rights and/or assignment of an Employer Invention. Executive hereby irrevocably designates and appoints Employer and its duly authorized officers and agents, as Executive’s agent and attorney-in-fact to act for, on behalf of and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts in furtherance of the purposes set forth above in this Paragraph 7.4, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Employer Inventions and improvements thereto with the same legal force and effect as if executed by Executive.

7.5	Pre-existing Inventions. Executive will retain all right, title and interest in and to inventions that Executive created and owned prior to service to Employer as listed in the attached Schedule 2.

8.	Indemnification of Executive.

Employer will, to the maximum extent permitted by Employer’s bylaws and applicable law, indemnify and hold Executive harmless for any acts or decisions made in good faith while performing services for Employer; provided however, that acts determined by the trier of facts to be acts of gross negligence or willful misconduct will not be deemed to be in good faith. To the same extent, Employer will pay, and subject to any legal limitations (including the obligation to repay such advances), advance all expenses, including reasonable attorney fees and costs of court-approved settlements, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Executive by reason of Executive’s service to Employer while acting in good faith.

9.	Termination of Agreement/Employment.

9.1	Voluntary Termination by Executive. Executive may voluntarily terminate this Employment Agreement for any reason and at any time; provided that two (2) months’ advance written notice is given to Employer. Executive’s employment and the Employment Term will expire upon the end of such two (2) month notice period. Executive will be entitled to receive the Base Compensation and Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) while performing services for the balance of the Employment Term (i.e., the two (2) month notice period). Notwithstanding the foregoing, Employer may waive all or any portion of Executive’s notice period and instead pay to Executive an amount equal to Executive’s Base Compensation and Employee Benefits for the portion of such two (2) month notice period so waived.

9.2	Termination by Employer Without Cause. Employer may terminate this Employment Agreement and Executive’s employment without Cause at any time without notice. Executive will be entitled to receive: (i) severance in an amount equal to the Base Compensation and Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) for the twelve (12) month period immediately following the date of termination; plus (ii) reimbursement of the remaining rental costs for Executive’s property in Switzerland, up to a maximum of twelve months rent; and (iii) reimbursement of reasonable repatriation costs to the United States. Such Base Compensation shall be paid in a lump sum payment as soon as practicable after the date of termination of employment but in no event later than March 15th of the year following the year in which such termination occurs. Notwithstanding anything to the contrary in this Agreement, in consideration of Executive’s receipt of the payments and benefits described under this Section 8.2 Executive agrees that, as a condition to his receipt of any such payments and benefits, he shall timely execute (and not revoke thereafter) a general release of claims (a “Release”) in a form to be provided by the Company, releasing any and all claims of any kind arising from his employment or the termination of his employment with the Company. To be timely, the Release must become effective and irrevocable no later than thirty (30) days following the date of Executive’s termination (the “Release Deadline”); provided, however, that if such thirty (30) day period spans two taxable years the payments shall be made in the second taxable year. If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the payments and benefits under this Section 8.2.

9.3

Termination by Employer for Cause. Employer may immediately terminate this Employment Agreement and Executive’s employment for “Cause” at any time without notice to Executive. Cause is defined for purposes of this Paragraph 9.3 as: (a) gross negligence or willful misconduct by Executive in the performance of the Employment Duties; (b) insubordination by Executive to Employer or a willful refusal by Executive to perform the Employment Duties; (c) commission by Executive of a felony, act of moral turpitude or other act, which prevents Executive from effectively performing the Employment Duties or is likely to affect the interests of Employer; (d) breach of any of the provisions of this Employment Agreement including, without limitation, Paragraph 13 or 14; (e) any unexcused absence by Executive from the Employment Duties for a period of five (5) consecutive days; (f) Executive’s inability to enter into this Employment Agreement or perform the Employment Duties as provided in Paragraph 27 herein; or (g) any act of dishonesty by Executive relating to Employer, its employees or otherwise, including, without limitation, fraud, embezzlement or misappropriation relating to significant amounts. Employer’s total liability to Executive under this

Paragraph 9.3 will be limited to the payment of Executive’s Base Salary and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the effective date of termination.

9.4	Termination Because of Disability of Executive. Employer may terminate this Employment Agreement and Executive’s employment on one (1) month’s prior written notice if Executive is and has been unable to perform Executive’s duties under this Employment Agreement in Executive’s normal and regular manner during a period or periods aggregating at least twenty-six (26) weeks for any period of twelve (12) months due to physical or mental disability or injury. Employer’s total liability to Executive under this Paragraph 9.4 will be limited to the payment of Executive’s Base Compensation and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the day of termination as a result of disability.

9.5	Termination on Death of Executive. If Executive dies during the term of this Employment Agreement, this Employment Agreement will be terminated on the day of Executive’s death. Employer’s total liability to Executive under this Paragraph 9.5 will be (subject to applicable law) limited to the payment of Executive’s Base Compensation and provision of Employee Benefits then in effect (as amended, changed, substituted, replaced, suspended or terminated) through and including the day of Executive’s death.

9.6	Payments Subject to Section 409A. Payments Subject to Section 409A. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder), to the extent this Agreement is subject thereto, and this Agreement shall be interpreted on a basis consistent with such intent. If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend this Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 8.6 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A 1(h)) to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B)

of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A 1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8.6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A 1(h)) with the Company.

With respect to any reimbursement or in kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

10.	Resignation of Office.

At any time after notice is given by Employer or Executive to terminate Executive’s employment with Employer, Executive shall, at the request of Employer’s Board of Directors, resign from all offices Executive may hold as a director or officer of Employer and from all other appointments or offices that Executive holds as nominee or representative of Employer.

11.	Agreement Survives Merger or Dissolution.

This Employment Agreement will survive any merger of Employer with any other entity, regardless of whether Employer is the surviving or resulting corporation, and any transfer of all or substantially all of Employer’s assets to any other entity and to any such successor entity’s subsequent successors or assigns. In the event of any such merger or transfer of assets, the provisions of this Employment Agreement will be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets will be transferred.

12.	Assignment.

This Employment Agreement may not be assigned by Executive. Employer may assign this Employment Agreement without the consent of Executive.

13.	Confidential Information.

13.1	Definition of Confidential Information. “Confidential Information” means all nonpublic or proprietary information relating to Employer’s business or that of any Employer vendor or customer. Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, information regarding Employer Inventions, as defined in Paragraph 6.1, products sold, distributed or being developed by Employer, and any other non-public information regarding Employer’s current and developing technology; information regarding vendors and customers, prospective vendors and customers, clients, business contacts, employees and consultants, prospective and executed contracts and subcontracts, marketing and sales plans, strategies or any other plans and proposals used by Employer in the course of its business; and any non-public or proprietary information regarding Employer or Employer’s present or future business plans, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise.

13.2

Executive’s Use of Confidential Information. At all times during and after the Executive’s employment, Executive will maintain the confidentiality of the Confidential Information. Executive will not, without Employer’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of Executive’s work on Employer’s behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than Employer unless such person or entity is authorized by Employer to have access to the Confidential Information in question. These restrictions do not apply if the Confidential Information has been made generally available to the public by Employer or becomes generally available to the public through some other normal course of events. All Confidential Information prepared by or provided to Executive is and will remain Employer’s property or the property of Employer customer to which they belong.

13.3	Return of Material. Upon request of Employer or upon termination (whether voluntary or involuntary), Executive will immediately turn over to Employer all Confidential Information, including all copies, and other property belonging to Employer or any of its customers, including documents, disks, or other computer media in Executive’s possession or under Executive’s control. Executive will also return any materials that contain or are derived from Confidential Information, or are connected with or relate to Executive’s services to Employer or any of its customers.

14.	Noncompetition and Nonsolicitation Covenants.

14.1	Agreement Not to Compete. During Executive’s employment with Employer and for a period of one (1) year from and after the termination of Executive’s employment with Employer for any reason, Executive will not, within the Territory, engage or participate, either individually or as an employee, consultant or principal, member, partner, agent, trustee, officer, manager, director, investor or shareholder of a corporation, partnership, limited liability company, or other business entity, in any activity that competes with the products or services provided by Employer or any subsidiary or affiliated company during the two (2) year period prior to the date of the termination of employment. For the purpose of this Employment Agreement, “Territory” means all states of the United States of America, and all counties within those states, and all other countries in the world in which Employer conducts business while the restrictions of this Paragraph 14 are in effect. Nothing in this Paragraph 14.1 will be deemed to preclude Executive from holding less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded.

14.2	Agreement Not to Solicit Executives. During Executive’s employment with Employer and for a period of two (2) years from and after the termination of Executive’s employment with Employer for any reason, Executive will not, directly or indirectly, alone or on behalf of any person or business entity, hire or aid, encourage, advise, solicit, induce or attempt to induce any employee of Employer, or any subsidiary or affiliated companies, to leave his or her employment with Employer.

14.3	Agreement Not to Solicit Customers and Suppliers. During Executive’s employment with Employer and for a period of two (2) years from and after the termination of Executive’s employment with Employer for any reason, Executive will not, directly or indirectly, alone or on behalf of any person or business entity, cause or attempt to cause any customer, prospective customer, vendor, supplier, or other business contact of Employer, or any subsidiary or affiliated companies (i) to terminate, limit, or in any manner adversely modify or fail to enter into any actual or potential business relationship with Employer, or any subsidiary or affiliated companies or (ii) to enter into or expand any actual or potential business relationship with any competitor of Employer, or any subsidiary or affiliated companies.

14.4	Blue Pencil Doctrine. If the duration of, the scope of, or any business activity covered by any provision of this Paragraph 14 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable, and Employer and Executive consent to the judicial modification of the scope and duration of the restrictions in this Paragraph 14 in any proceeding brought to enforce such restrictions so as to make them valid, reasonable and enforceable. Executive hereby acknowledges that this Paragraph 14 will be given the construction, which renders its provisions valid and enforceable to the maximum extent not exceeding its express terms, possible under applicable law.

15.	Survival.

The parties agree that Executive’s obligations under Paragraphs 7 (Ownership and Assignment of Inventions), 13 (Confidential Information and Materials), and 14 (Noncompetition and Nonsolicitation Covenant) of this Employment Agreement will survive the termination of this Employment Agreement and termination of Executive’s employment with Employer, regardless of when such termination may occur and regardless of the reasons for such termination.

16.	Effect of Employer’s Personnel Policies, Rules, and Practices.

Executive is entitled to the benefit of, and is obligated to perform, all of Executive’s responsibilities under Employer’s personnel policies, rules, and practices in effect from time to time for all of its employees during the Employment Term.

17.	Injunctive Remedies.

The Parties agree that damages in the event of breach by Executive of Paragraphs 7 (Ownership and Assignment of Inventions), 13 (Confidential Information and Materials), or 14 (Noncompetition and Nonsolicitation Covenants) of this Employment Agreement would be difficult, if not impossible, to ascertain, and it is agreed that Employer, in addition to and without limiting any other remedy or right it may have, will have the right to an immediate injunction or other equitable relief in any court of competent jurisdiction enjoining any threatened or actual breach without the requirement to post a bond. The existence of this right will not preclude Employer from pursuing any other rights and remedies at law or in equity that Employer may have, including recovery of damages.

18.	Integration.

This Employment Agreement contains the entire agreement between the Parties pertaining to the subject matter addressed in this Employment Agreement. No oral modifications, express or implied, may alter or vary the terms of this Employment Agreement.

19.	Amendment/Novation.

No modifications, amendments, deletions, additions, or novations to or of this Employment Agreement will be effective unless they are completely and unambiguously contained in a writing signed by Executive and by an authorized officer of Employer.

20.	Choice of Law; Venue.

This Employment Agreement and any dispute arising from the relationship between the Parties will be governed by and construed under and according to the laws of the State of Delaware without regard to its conflict of laws provisions. The venue for any action hereunder will be in the State of Delaware, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the state and federal courts seated of Delaware. Except as provided in Section 16, any dispute or controversy arising under or relating to this Agreement and Executive’s employment hereunder (whether based on contract or tort or other common law or upon any federal, state or local statute or regulation, including, without limitation, claims of discrimination, harassment and retaliation under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act and similar federal, state and local fair employment practices laws) shall, at the election of either Executive or the Company, be submitted to JAMS for resolution in arbitration in accordance with the then-current rules and procedures of JAMS for employment-related disputes. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 30 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy), and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 19. Any such arbitration proceedings shall take place in New York, New York before a single arbitrator (rather than a panel of arbitrators), pursuant to any available streamlined or expedited (rather than a comprehensive) arbitration process and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration for both parties. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of New York for this purpose; provided, however, the parties may agree after the commencement of a proceeding to hold the arbitration in another jurisdiction. If at the time any dispute or controversy arises with respect to this Agreement JAMS is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for purposes of this Section 19, and the arbitration will be conducted in accordance with the then current AAA Employment Arbitration Rules & Mediation Procedures.

21.	Notices.

Any notice to Employer required or permitted under this Employment Agreement will be given in writing to Employer, either by personal service, facsimile, or by registered or certified mail, postage prepaid. Any notice to Executive will be given in a like manner and, if mailed, will be addressed to Executive at Executive’s home address then shown in Employer’s files. For the purpose of determining compliance with any time limit in this Employment Agreement, a notice will be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, (b) on the same business day given by facsimile, e-mail, or other electronic transmission, or (c) on the second (2nd) business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this Paragraph. As of the date this Employment Agreement is executed, notice is to be given at the following addresses:

To Employer:

Quotient Limited

PO Box 1075, Elizabeth House

9 Castle Street

St Helier

Jersey JE4 2QP

Channel Islands

Attn: D.J. Paul Cowan

E-mail: paul.cowan@quotientbd.com

To Executive:

Christopher Lindop

160 Commonwealth Avenue

Unit 522

Boston MA 02116

United States of America

Copy to:

Quotient Limited

Pentlands Science Park

Bush Loan, Penicuik

Midlothian EH26 0PZ

United Kingdom

Attn: D.J. Paul Cowan

E-mail: paul.cowan@quotientbd.com

Fax: +(44) 1638-724200

22.	Withholding.

Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

23.	Severability.

Subject to Paragraph 14.4, if any provision of this Employment Agreement is held invalid or unenforceable, the remainder of this Employment Agreement will nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it will nevertheless remain in full force and effect in all other circumstances.

24.	Headings.

The headings in this Employment Agreement are inserted for convenience only; are not part of this Employment Agreement, will not in any manner affect the meaning of this Employment Agreement or any paragraph, term, and/or provision of this Employment Agreement; and will not be deemed or interpreted to be a part of this Employment Agreement for any purpose.

25.	Construction.

The language of this Employment Agreement will, for any and all purposes, be construed as a whole, according to its fair meaning, not strictly for or against Executive, on the one hand, or Employer, on the other hand, and without regard to the identity or status of any person or persons who drafted all or any part of this Employment Agreement.

26.	No Waiver.

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Employment Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor will any waiver constitute a continuing waiver unless the writing so specifies.

27.	Warranty and Freedom to Contract.

Executive warrants that he is under no disability that would prevent Executive from entering into this Employment Agreement and from complying with all of its provisions to their fullest extent. If Executive is enjoined or otherwise prevented by judicial or administrative determination from complying with the terms of this Employment Agreement, then Employer may terminate this Employment Agreement and Executive’s employment immediately without incurring any future liability, and for purposes of Paragraphs 9.1 and 9.3 such termination will be for Cause.

28.	Execution in Counterparts.

This Employment Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

29.	Faxed or Photocopied Signatures.

A faxed or photocopied signature will have the same effect as an original signature.

30.	Right to Counsel.

The undersigned Executive has read the foregoing Employment Agreement and has taken the time necessary to review completely and fully understand it. The undersigned Executive has had the unrestricted right and opportunity to have each and every paragraph, term, and provision of the foregoing Employment Agreement and each and every result and consequence of its execution by the undersigned Executive fully explained to Executive by legal counsel selected and retained solely by Executive.

31.	Golden Parachutes.

Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement, together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its subsidiaries or affiliated companies (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit) would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments and benefits shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.

All determinations required to be made under this Section 30, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 30 shall be final and binding upon the Company and the Executive.

32.	Clawback Policies.

All amounts payable under this Agreement or otherwise by the Company to the Executive shall be subject to the terms of the Company’s “clawback” policies as in effect from time to time.

The undersigned fully understands the foregoing Employment Agreement, accepts, and agrees to each and every paragraph, term, and provision contained in it, and fully accepts and agrees to it as binding Executive for any and all purposes whatsoever.

Employer: QUOTIENT LIMITED

By:	/s/ D.J. Paul Cowan
Name: D.J. Paul Cowan
Title: Chairman & Chief Executive Officer

By:	/s/ Christopher Lindop
Name: Christopher Lindop
Title: Executive

SCHEDULE 1

BONUSES AND RESTRICTED STOCK

1.	Discretionary Bonus. During the Employment Term, in addition to the Base Compensation, for each fiscal year of Employer ending during the Employment Term, Executive shall have the opportunity to receive an annual bonus, which may be awarded in Employer’s sole discretion, in an amount equal to up to sixty-five percent (65%) of the Base Compensation (the “Discretionary Bonus”) then in effect. The Discretionary Bonus shall be based on annual performance criteria and the achievement of personal objectives by Executive, which shall be mutually agreed upon by Employer and Executive. The Discretionary Bonus shall be paid to Executive as soon as practicable, but in no event later than 120 days following the fiscal year to which it relates. The Discretionary Bonus is shall be paid to the Executive only if the Executive is employed by the Company on the date of payment.

2.	Equity Grant. Effective as of the date of the Employment Agreement, Executive shall be granted 175,000 restricted stock units (the “RSUs”) and 125,000 share options (the “Share Options”). The: RSUs and the Share Options shall vest in three equal installments on the anniversary of the Effective Date provided, however, that any RSUs or Share Options not vested shall be forfeited upon termination of Executive’s employment.

Notwithstanding the above, upon a change of control (substantially as defined below) of Employer, the RSUs and the Share Options shall vest and become non-forfeitable as follows. For purposes of the RSU and Share Option grants (or such other grant as may be decided as appropriate pursuant to this paragraph), subject to specific terms set forth in any documentation of such award, a “change of control” is intended generally to refer to the happening of any of the following:

(i)	any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), but excluding the Employer, any entity controlling, controlled by or under common control with the Employer, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Employer or any such entity, and, with respect to any particular grantee, the grantee and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the grantee is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Employer representing 50% or more of either (A) the combined voting power of the Employer’s then outstanding securities or

(B) the then outstanding shares (in either such case other than as a result of an acquisition of securities directly from the Employer); or

(ii)	any consolidation or merger of the Employer where the shareholders of the Employer, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)	there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Employer, other than a sale or disposition by the Employer of all or substantially all of the Employer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Employer immediately prior to such sale or (B) the approval by shareholders of the Employer of any plan or proposal for the liquidation or dissolution of the Employer; or

(iv)	the members of the Board of Directors at the beginning of any consecutive 24-calendar month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors; provided that any director whose election, or nomination for election by the Employer’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board of Directors then still in office who were members of the Board of Directors at the beginning (excluding any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board) such 24-calendar-month period, shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, no event or condition shall constitute a change of control to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a change of control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

SCHEDULE 2

EXISTING INVENTIONS

N/A